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EXHIBIT 10.26

SECOND AMENDMENT AND JOINDER AGREEMENT

This SECOND AMENDMENT AND JOINDER AGREEMENT (this "Amendment") is entered into as of December 15, 2020 (the "Joinder Date") and is by and among (i) CVA FINANCE LLC (the "Seller"), (ii) COVANTA ENERGY, LLC, individually and as initial servicer ("Servicer"), (iii) CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK ("CACIB";, as administrative agent (in such capacity, the "Administrative Agent"), purchaser agent (in such capacity, the "Original Purchaser Agent") and committed purchaser (in such capacity, the "Original Committed Purchaser"), (iv) ATLANTIC ASSET SECURITIZATION LLC and LA FAYETTE ASSET SECURITIZATION LLC, as conduit purchasers (together, the "Original Conduit Purchasers"), (v) MUFG BANK LTD ("MUFG"), as purchaser agent (in such capacity, the "Joining Purchaser Agent") and committed purchaser (in such capacity, the "Joining Committed Purchaser") and (vi) GOTHAM FUNDING CORPORATION, as conduit purchaser (in such capacity, the "Joining Conduit Purchaser").

RECITAL:

A.Reference is made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended or otherwise modified from time to time, the "RPA") by and among the Seller, Servicer, Administrative Agent, and each "Purchaser Agent", "Committed Purchaser" and "Conduit Purchaser" (as each of the foregoing is the rein defined) from time to time party thereto. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the RPA.

B.The Joining Purchaser Agent, Joining Committed Purchaser and Joining Conduit Purchaser wish to become party to the RPA as a Purchaser Agent, Committed Purchaser and Conduit Purchaser respectively and to form a Purchaser Group (the "MUFG Purchaser Group") for purposes thereof and all parties to the RPA consent to such joinder.

C.The parties to the RPA (including the Joining Purchaser Agent, Joining Committed Purchaser and Joining Conduit Purchaser) wish to amend the RPA pursuant to the terms herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Joinder of new Parties.

(a)Joinder. Effective as of the Joinder Date, (i) the Joining Purchaser Agent shall be and become, and hereby is, a Purchaser Agent for all purposes under the RPA and each other Transaction Document as if it were an original party to the RPA in such capacity and agrees to be bound by, and is hereby bound by, all terms, provisions and obligations of a Purchaser Agent under the RPA and each other Transaction Document, with all rights and remedies as a Purchaser Agent thereunder, (ii) the Joining Committed Purchaser shall be and become, and hereby is, a Committed Purchaser for all purposes under the RPA and each other Transaction Document as if it were an original party to the RPA in such capacity and agrees to be bound by, and is hereby bound by, all terms, provisions and obligations of a Committed Purchaser under the RPA and each other Transaction Document, with all rights and remedies as a Committed Purchaser thereunder, (iii) the Joining Conduit Purchaser shall be and become, and hereby is, a Conduit Purchaser for all purposes under the RPA and each other Transaction Document as if it were an original party to the RPA in such capacity and agrees to be bound by, and is hereby bound by, all terms, provisions and obligations of a Conduit Purchaser under the RPA and each other Transaction Document, with all rights and remedies as a Conduit Purchaser thereunder, and (iv) the MUFG Purchaser Group is a Purchaser Group for all purposes under the RPA as if they were an original Purchaser Group thereunder. The joinder of the Joining Purchaser Agent, Joining Committed Purchaser and Joining Conduit Purchaser (each, a "Joining Party") pursuant to this paragraph is referred to herein as the "Joinder."

(b)Consent to Joinder. Each party to this Amendment hereby consents to the Joinder of each Joining Party pursuant to and in the manner set forth in this Amendment, and any otherwise applicable conditions precedent thereto under the RPA or any other Transaction Documents are hereby waived.

(c)Independent Review and Credit Decision; Certain Representations. For the benefit of the Administrative Agent, Original Committed Purchaser and Original Conduit Purchasers, and in acknowledgement of their reliance on the terms of this paragraph, each Joining Party hereby (i) confirms that such Joining Party has received a copy of the RPA and each other Transaction Document (including all amendments, supplements and waivers to any of the foregoing) and such

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other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into and become party to the RPA pursuant to the terms hereof, (ii) agrees that such Joining Party will, independently and without reliance upon the Administrative Agent, any other Purchaser Agent or Purchaser, or any of their respective Affiliates, based on such documents and information as such Joining Party shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the RPA or any other Transaction Document, (iii) agrees that the Joining Committed Purchaser and Joining Conduit Purchaser will deliver any tax documentation required to be delivered as a Purchaser pursuant to the RPA, and (iv) represents, warrants and agrees that such Joining Party has duly authorized, executed and delivered this Amendment pursuant to proper power and authority and that this Amendment and, by virtue of the Joinder, the RPA, constitutes the legal, valid and binding obligation of such Joining Party, enforceable against such Joining Party in accordance with its terms, subject to bankruptcy, insolvency and equitable principles.

(d)Disclaimers. In connection with the Joinder, none of the Administrative Agent, Original Purchaser Agent, Original Committed Purchaser or either Original Conduit Purchaser makes any representation or warranty or assumes any responsibility in any manner with respect to any statements, warranties or representations made in or in connection with the RPA, any other Transaction Document or any other instrument or document furnished pursuant any of the foregoing, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the RPA, any other Transaction Document or any other instrument or document furnished pursuant to any of the foregoing, or (iii) the financial condition of the Seller, Servicer, Covanta, any other Originator, or any other Person, or the performance or observance by any of the foregoing of any of the its respective obligations under the RPA, any other Transaction Document or any other instrument or document furnished pursuant to any of the foregoing.

Section 2. Joinder Date Purchase. On the Business Day preceding the Joinder Date, Seller shall deliver to the Administrative Agent, the Original Purchaser Agent and the Joining Purchaser Agent a Purchase Notice setting for the Aggregate Funding Amount to be funded on the Joinder Date, together with the Sold Receivables Schedule and other documentation required pursuant to (and in compliance with) the RPA; provided, that all pro forma calculations made in connection therewith shall be made after giving effect to this Amendment and the Commitment of the Joining Committed Purchaser (as of the Joinder Date). Notwithstanding anything to the contrary set forth in Section of the RPA (but subject to all other terms and conditions the rein set forth), on the Joinder Date, the Aggregate Funding Amount shall be funded solely by the Joining Conduit Purchaser or the Joining Committed Purchaser, as the case may be, and not by any Purchaser in the CACIB Purchaser Group. The Joining Purchaser Agent shall notify the Administrative Agent and the Seller whether the Joining Committed Purchaser or Joining Conduit Purchaser shall fund such Purchase. The Administrative Agent shall record in the Register the Commitment of the Joining Committed Purchaser (after giving effect to the Joinder and the amendments herein set forth) and the Capital of the applicable Purchaser in the MUFG Purchaser Group as set forth in Section 7.3(b)(iv) of the RPA.

Section 3. RPA Amendments. As of the Joinder Date, the RPA is hereby amended as follows (with Article, Section and Exhibit references being references to Articles, Sections and Exhibits of the RPA unless otherwise specified):

(a.)Rate Notification. Clause (ii) of Section 1.4(d) is hereby deleted in its entirety and replaced with the following:

(i)On or prior to the Business Day preceding each Settlement Date (or on such Settlement Date in the event that daily settlements are required by the Administrative Agent following the Facility Termination Date), the Purchaser Agent for each Purchaser Group will notify the Servicer and the Seller by electronic mail of the amount of accrued and unpaid Yield and Fees payable to each Purchaser in its Purchaser Group through such Settlement Date, to be distributed on such Settlement Date pursuant to Section 1.4(e).

(b.) Tranches. The following new Section 1.10 is hereby added at the conclusion of Article I (and the defined terms set forth in such new section shall be cross-referenced in the Definitions on Exhibit I in the correct alphabetical locations):

Section 1.10. Tranches.

a.Classes. The Capital of any Conduit Purchaser in the CACIB Purchaser Group may be divided into a senior "Class A" interest in a designated percentage of such Capital (the "Class A Interest'') and a subordinate "Class B"

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interest in a designated percentage of such Capital (the "Class B Interest"); provided, that, with respect to any such Conduit Purchaser, such percentages may vary from time to time but the Class A Interest and Class B Interest at all times shall together equal 100% of the Capital of such Conduit Purchaser then outstanding. For purposes hereof, any Conduit Purchaser in the CACIB Purchaser Group that has divided its Capital between two classes in the manner described in the preceding sentence is referred to herein as a "Tranching Conduit Purchaser." The Class A Interest and Class B Interest of any Tranching Conduit Purchaser shall constitute separate property interests and, accordingly, the Class A Interest and Class B Interest may be sold, assigned, financed, participated, or otherwise treated separately and may be held by separate Persons (subject to the terms with respect to assignments and participations herein set forth) and/or a security interest may be granted independently in either the Class A Interest or Class B Interest.

b.Records of Allocations. The record of CACIB, as Purchaser Agent of the CACIB Purchaser Group, shall be definitive evidence of the allocation of Capital of any Tranching Conduit Purchaser between the Class A Interest and Class B Interest, including, without limitation, upon any increase in Capital and reductions in Capital of such Tranching Conduit Purchaser pursuant to the RPA.

c.Distributions. All payments and distributions (whether pursuant to Section 1.4(e) or otherwise) for the account of a Tranching Conduit Purchaser shall be remitted to such Tranching Conduit Purchaser pursuant to the terms hereof without regard to the division of Capital between the Class A Interest and the Class B Interest. The Tranching Conduit Purchaser shall apply all such payments and distributions received by it as follows: (i) payments and distributions in reduction of Capital shall be allocated to the Class A Interest until the principal amount of the Class A Interest has been reduced to zero and then to the Class B Interest and (ii) payments and distributions with respect to Yield shall be allocated first to the accrued and unpaid Yield payable with respect to the Class A Interest (based on the percentage of the Capital represented by such Class A Interest at such time) and then to accrued and unpaid Yield payable with respect to the Class B Interest. CACIB, as Purchaser Agent of the CACIB Purchaser Group, shall have the sole right and responsibility to calculate and apply all payments and distributions remitted to a Tranching Conduit Purchaser between the Class A Interest and Class B Interest and none of the Seller, Servicer, any Originator, or any other Purchaser or Purchaser Agent shall have any right, claim or responsibility to calculate and effectuate the allocation between the Class A Interest and Class B Interest of such Tranching Conduit Purchaser. The Servicer shall not be required to show the division between the Class A Interest and Class B Interest of any Tranching Conduit Purchaser in any information Package or other document or report delivered by the Servicer hereunder."

(c.) Assignments. Section 7.3(b)(i) is hereby deleted in its entirety and replaced with the following:

Any Purchaser may assign to one or more Persons (each a "Purchasing Purchaser"), in the same Purchaser Group or in a different Purchaser Group, all or any designated portion (the "Assignment Percentage") of its Capital, other Aggregate Unpaids, rights and interests hereunder and under the Transaction Document (including its interest in the Subject Property) and, with respect to an assigning Committed Purchaser, its Commitment, in any case, with the consent of (A) the Administrative Agent, (B) the Purchaser Agents for the Purchaser Groups of the assigning Purchaser and Purchasing Purchaser, and (C) solely if no Termination Event or Unmatured Termination Event has occurred and is continuing and such assignment is not between Purchasers in the same Purchaser Group, the Seller (such consent by the Seller, if required, not to be unreasonably withheld, conditioned or delayed). Subject to clause (iii) of this subsection, any such assignment among Purchasers shall be evidenced by an Assignment and Assumption Agreement substantially in the form of Annex C (which

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shall identify a Purchaser Agent, Committed Purchaser and, if applicable, a Conduit Purchaser for any Person not a Purchaser immediately prior to entering into such agreement), with any changes as have been approved by the parties thereto and the consenting parties (each, an "Assignment Agreement"), duly executed by the applicable Purchasing Purchaser and assigning Purchaser and duly executed as consenting parties by the related Purchaser Agents, the Administrative Agent and, if required under this subsection, the Seller.

(d.) Purchaser Agent. Section 6.l(b) is hereby amended to insert the phrase "or applicable amendment and joinder agreement (or similar agreement)" after the phrase "Assignment Agreement" in such paragraph.

(e.) Definitions. Exhibit I (Definitions) is hereby amended as follows:

(i)Commitment. The definition of "Commitment" is hereby amended to delete the phrase "on the signature page to this Agreement" and replace it with the phrase "in the chart below". The definition of "Commitment" is hereby further amended to insert the following chart at the conclusion thereof:

Committed Lender	Commitment
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$100,000,000
MUFG BANK LTD	$ 20,000,000

(ii)Default Ratio. The definition of "Default Ratio" is hereby deleted in its entirety and replaced with the following:

"Default Ratio" means, for any calendar month, the quotient (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 511000th of 1% rounded upward) of (a) the aggregate Outstanding Balance of all Pool Receivables that are Defaulted Receivables during such calendar month, divided by (b) the sum of (i) 50% of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the fifth preceding calendar month plus (ii) 50% of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the sixth preceding calendar month.

(iii)Dilution Spike Factor Ratio. The definition of "Dilution Spike Factor Ratio" is hereby deleted in its entirety and replaced with the following:

"Dilution Spike Factor Ratio" means, with respect to any Dilution Spike Factor Measurement Date, the quotient of (a) the Dilution Ratio for the calendar month ending on such Dilution Spike Factor Measurement Date divided by (b) the quotient of 24 divided by 30; provided, that the Administrative Agent may change the factor set forth in the foregoing clause (b) following consultation with the Servicer and upon notice to the Seller, Servicer and Purchaser Agents at any time and from time to time as reasonably determined based upon portfolio and servicing information received by the Administrative Agent, including in connection with the calculation of the weighted average dilution horizon completed as part of any audit or field exam.

(iv)Dilution Horizon Ratio. The definition of "Dilution Horizon Ratio" is hereby deleted in its entirety and replaced with the following:

"Dilution Horizon Ratio" means, as of the last day of any calendar month, the quotient (expressed as a percentage and rounded to the nearest 11100th of 1%, with 511000th of 1% rounded upward) of (a) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the consecutive 24 day period ending on such last day, divided by (b) the Gross

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Balance as of the last day of such calendar month; provided, that the Administrative Agent may change the number of days in the period set forth in the foregoing clause (a) following consultation with the Servicer and upon notice to the Seller, Servicer and Purchaser Agents at any time and from time to time as reasonably determined based upon portfolio and servicing information received by the Administrative Agent, including in connection with the calculation of the weighted average dilution horizon completed as part of any audit or field exam.

(v)Excess Concentration. The definitions of "Excess State Concentration Amount" and "Excess Federal Government Obligor Concentration Amount" are each hereby amended to delete the term "Gross Balance" where it appears in each such definition and replace each such appearance with the term "Gross Eligible Balance."

(vi)Loss Reserve Percentage. The definition of "Loss Reserve Percentage" is hereby deleted in its entirety and replaced with the following:

"Loss Reserve Percentage" means, on any date, the product of (a) 2.50 multiplied by (b) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recently ended calendar months multiplied by (c) the quotient of (i) the sum of (A) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the four most recently ended calendar months plus (B) 50% of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the fifth preceding calendar month, divided by (ii) the remainder of (A) the aggregate Outstanding Balance of all Pool Receivables (other than Ineligible Aged Receivables) as of the last day of the most recently ended calendar month minus (B) the Allowance for Doubtful Accounts.

(vii)Scheduled Facility Termination Date. The definition of "Scheduled Facility Termination Date" is hereby deleted in its entirety and replaced with the following:

"Scheduled Facility Termination Date" means December 3, 2021 (or such later date as agreed in writing by the Seller, all of the Purchasers, all of the Purchaser Agents and the Administrative Agent).

(viii)Yield Rate. The new defined terms "Conduit Funding Costs Rate" and "Notes" set forth below shall be added to Exhibit I in their respective correct alphabetical locations and the term "Yield Rate" shall be deleted in its entirety from Exhibit I and replaced with the new definition there of set forth below:

"Conduit Funding Costs Rate" means, with respect to any portion of Capital funded or maintained by a Conduit Purchaser by the issuance of Notes, (x) if such Conduit Purchaser is, in its sole discretion, funding or maintaining such Capital on a pooled basis, the yield or discount accruing on or in respect of the Notes supporting such Capital based on the weighted average discount or yield rate of the Notes financing the pool, as determined by the Program Agent for such Conduit Purchaser, and (y) if such Conduit Purchaser, in its sole discretion, is funding or maintaining such Capital with Notes issued in specific matched tranches, the effective discount or yield accrued on such Notes, as determined by the Purchaser Agent for such Conduit Purchaser; provided that Conduit Funding Costs Rate shall include, in each case, (i) any and all accrued commissions in respect of placement agents and dealers of the Notes, and issuing and paying agent fees incurred, allocated by the Purchaser Agent for such Conduit Purchaser in respect of such Notes, plus (ii) other costs associated with funding small or odd-lot amounts, or broken funding costs associated with prepayment of an investment, as allocated by the Program Agent for such Conduit Purchaser in respect of such Notes, plus (iii) any and all accrued and unpaid yield or discount otherwise allocable to the funding or maintenance of such Capital.

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"Notes" means, in respect of any Conduit Purchaser, short-term or medium-term promissory notes issued by such Conduit Purchaser to fund or maintain its investment in financial assets.

"Yield Rate" means, for any Yield Period, (i) if no Termination Event has occurred, (A) on any day during such Yield Period, for any portion of Capital funded or maintained by a Conduit Purchaser in its sole determination through the issuance Notes on such date, the Conduit Funding Costs Rate for such Conduit Purchaser and (B) otherwise, for any Committed Purchaser and any Conduit Purchaser (with respect to any Capital that is not funded or maintained by such Conduit Purchaser in its sole determination through the issuance Notes on such date), either the LIBO Rate or the Alternative Benchmark Rate, as applicable, for such Yield Period; and (ii) if a Termination Event has occurred, the Base Rate plus 2.00% per annum.

(f.) DSO Trigger. Exhibit V (Termination Events) is hereby amended to delete clause (g)( ii)(D) in its entirety and insert the following replacement language at the end of clause (g)(ii): "(D) Days' Sales Outstanding shall exceed 50 days".

(g.) Notice Addresses. Schedule IV (Notice Addresses) is hereby amended to add the following at the conclusion thereof:

in the case of MUFG Bank, Ltd, as Purchaser Agent or Committed Purchaser, at the following address:
MUFG Bank, Ltd.
1221 Avenue of the Americas New York, NY 10020- 1104
Attn: Securitized Products Tel: 212-782-6957
Fax: 212-782 -4471
Email: securitization reporting@us.mufg.jp

in the case of Gotham Funding Corporation, as Conduit Purchaser, at the following address:
GOTHAM FUNDING CORPORATION
c/o Global Securitization Services, LLC 68 South Service Road, Suite 120
Melville, NY 11747
Telephone: (212) 295-2757
Facsimile: (212) 302-8767 Attention: Kevin Corrigan Email: kcorrigan@gssnyc.com

Section 4. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to each Purchaser, each Purchaser Agent and the Administrative Agent as follows:
(a)Representations and Warranties. The representations and warranties contained in Exhibit III to the RPA are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date), both immediately before and immediately after giving effect to this Amendment.

(b)Enforceability. The execution and delivery by each of the Seller and the Servicer of this Amendment, and the performance of each of its obligations under this Amendment and the RPA, as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary action on each of its parts. This Amendment and the RPA, as amended hereby, are each of the Seller's and the Servicer's valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
(c)No Termination Event. No Termination Event or Unmatured Termination Event exists or would result from this Amendment or from the transaction contemplated hereby.

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Section 5. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof, subject to the following:

(a)Payments. All fees, costs and expenses due and payable to the Administrative Agent, each Purchaser Agent and each Purchaser under the Fee Letter (as amended and restated on the date hereof, the "Amended Fee Letter") have been paid in full; and

(b)Deliverables. The Administrative Agent and each Purchaser Agent shall have received (whether by email attachment, facsimile or otherwise) each of the following, each in form and substance satisfactory to the Administrative Agent and each such Purchaser Agent in its discretion: (i) counterparts of this Amendment, duly executed by each of the parties hereto, (ii) the Amended Fee Letter, duly executed by each of the parties thereto; and (iii) such other documents, agreements, certificates, opinions, instruments and bring-down searches as the Administrative Agent or either Purchaser Agent may reasonably request.

Section 6. MISCELLANEOUS. This Amendment shall not constitute a course of dealing between or among the parties to the RPA (or any of them) and is limited to the terms expressly set forth herein. The Administrative Agent, Purchaser Agents and Purchasers fully preserve all of their respective rights, powers and remedies set forth in the RPA and the RPA, as amended hereby, is hereby ratified and confirmed by the parties. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, and all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The provisions of Section 7.9 of the RPA (Governing Law and Jurisdiction) apply equally to this Amendment and are hereby incorporated herein as if set forth in full herein (as applicable to this Amendment).

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed by its authorized representative(s) as of the date first set forth above.

CVA FINANCE LLC, as Seller

By:	/s/ James E. Reilly
James E. Reilly

Title:	V.P and Treasurer

COVANTA ENERGY, LLC, individually and as
Servicer

By:	/s/ Bradford J. Helgeson
Bradford J. Helgeson

Title:	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as Administrative Agent, Purchaser Aged Committed Purchaser

ATLANTIC ASSET SECURITIZATION LLC,
as Conduit Purchaser

By: Credit Agricole Corporate and Investment Bank, as attorney-in-fact

LA FAYETTE ASSET SECURITIZATION LLC,
as Conduit Purchaser

By: Credit Agricole Corporate and Investment Bank, as attorney-in-fact